Exhibit #23.1 Consent of Independent Public Accountants

Consent of Independent Public Accountants

As the independent public accountants of Camden National Corporation, we hereby consent to the incorporation of our report included in this Form 10-Q, into the Company’s previously filed Registration Statements File Numbers 333-95157 and 333-68598.

Berry, Dunn, McNeil & Parker

Portland, Maine
May 9, 2002